Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2008, accompanying the financial statements of Orange REIT, Inc. as of December 31, 2007 (which contains an explanatory paragraph regarding the fact that the Company is in the development stage, as more fully discussed in Note 1 to the financial statements) contained in Post-effective Amendment No. 4 to the Registration Statement on Form S-11 and Cumulative Prospectus Supplement No. 4. We consent to the use of the aforementioned report in this Registration Statement and Cumulative Prospectus Supplement, and to the use of our name as it appears under the caption “Experts”.
/s/ Daszkal Bolton LLP
Boca Raton, Florida
June 25, 2008